Exhibit 21.1

Subsidiaries of Zevra Therapeutics, Inc.

The following companies are direct or indirect wholly owned subsidiaries of Zevra Therapeutics, Inc.:

Name	Jurisdiction
Acer Therapeutics Inc.	United States